UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
September 29, 2006
Quiksilver, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14229 (Commission File Number)	33-0199426 (IRS Employer Identification Number)

15202 Graham Street, Huntington Beach, CA (Address of principal executive offices)		92649 (Zip Code)
Registrant’s telephone number, including area code:
(714) 889-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On September 29, 2006 (the “Award Date”), the Compensation Committee of the Board of Directors of Quiksilver, Inc. (the “Company”), granted awards of restricted shares of Company common stock (the “Restricted Stock”) under the Company’s 2006 Restricted Stock Plan (the “Plan”) as follows:

Number of Shares of
Name and Position	Restricted Stock
Robert B. McKnight, Jr. Chairman and Chief Executive Officer	60,000
Bernard Mariette President	190,000
Steven L. Brink Chief Financial Officer and Treasurer	40,000
Charles S. Exon Executive Vice President, Business & Legal Affairs, Secretary and General Counsel	60,000
David Morgan Executive Vice President, Global Operations and Finance	60,000
     Pursuant to the Company’s 2006 Restricted Stock Plan (the “Plan”), the Restricted Stock was valued at the fair market value of $12.15 per share, the closing price of the Company’s common stock on the New York Stock Exchange as of the Award Date. The Restricted Stock is subject to the terms of the Plan and an individual Restricted Stock Issuance Agreement to be executed by each participant (the “Issuance Agreement”) as summarized below.
     In accordance with the Issuance Agreement and subject to its terms, the Restricted Stock shall vest, and restrictions shall lapse, with respect to all of the shares of Restricted Stock on the fifth anniversary of the Award Date. In addition:
•	In the event of the death or permanent disability of a recipient, all of the recipient’s Restricted Stock shall accelerate and vest and all restrictions shall lapse immediately prior to such death or permanent disability.

•	In the event of a Corporate Transaction (such as a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred or the sale of all or substantially all of the Company’s assets), unless the rights and obligations of the Company with respect to the Issuance Agreement are to be assigned to the successor corporation, all of the Restricted Stock shall accelerate and vest and all restrictions shall lapse, upon the consummation of such Corporate Transaction. If the rights and obligations of the Company are assigned to a successor corporation and the successor corporation terminates a recipient as an employee, other than for misconduct, all of the recipient’s Restricted Stock shall accelerate and vest and all restrictions shall lapse immediately prior to such termination of recipient.

•	If a recipient is terminated as an employee following a Change of Control (such as someone acquiring more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender offer or exchange offer or on certain changes in the composition of a majority of the Board pursuant to contested elections), other than for misconduct, all of the recipient’s Restricted Stock shall accelerate and vest and all restrictions shall lapse immediately prior to such termination of recipient.
     The vesting schedule requires continued employment or service through the vesting date as a condition to the vesting of the Restricted Stock, except as provided above. If a recipient ceases to be employed or ceases to provide services to the Company, recipient’s unvested Restricted Stock shall be forfeited to the Company.
     Any unvested shares of Restricted Stock or any interest therein, generally may not be sold, assigned, pledged or otherwise disposed of, alienated or encumbered. A recipient shall be entitled to cash dividends and voting rights with respect to the shares of Restricted Stock he or she has been granted even if such Restricted Stock is unvested. Any such rights, however, shall terminate as to any shares of Restricted Stock forfeited to the Company.
     In addition to the grants described above, the Compensation Committee also granted 390,000 shares of Restricted Stock to other employees of the Company. These grants were on substantially similar terms to those referenced above, except that they included certain performance targets which, if achieved, could provide for earlier vesting, but in no event prior to January 15, 2010.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits
          The following exhibits are being furnished herewith:

Exhibit No.	Exhibit Title or Description
10.1	Standard Form of Restricted Stock Issuance Agreement Under 2006 Restricted Stock Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2006	Quiksilver, Inc. (Registrant)
	By:	/s/ Steven L. Brink
Steven L. Brink
Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Exhibit Title or Description
10.1	Standard Form of Restricted Stock Issuance Agreement Under 2006 Restricted Stock Plan

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